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                                                                   Exhibit 10.31


                                   AGREEMENT

     This Agreement ("Agreement") is made and entered into this __ day of _________, 2003 between CART, Inc., a Michigan corporation, having its place of business at 5350 Lakeview Parkway South Drive, Indianapolis, IN 46268 ("CART") and Newman/Haas Racing, 500 Tower Pkwy., Lincolnshire, IL 60069 ("TEAM").


                              W I T N E S S E T H:

     WHEREAS, CART has sanctioned the Bridgestone Presents the Champ Car World Series Powered by Ford ("Championship Series") in 2003 ("Race Year");

     WHEREAS, CART desires to induce TEAM to enter a second race car exclusively in the Championship Series in the Race Year and TEAM is interested in entering a second race car upon the terms and conditions set forth herein;

     WHEREAS, CART desires to obtain endorsement and promotional services, and TEAM is willing to advertise and promote the Championship Series on the terms and conditions hereafter set forth; and

     WHEREAS, the parties desire to establish a mutually beneficial relationship in accordance with the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

      1. TEAM shall prepare and enter and expend its mutual efforts to qualify and race a second race car exclusively in the Championship Series, in all of the races in the Race Year.

      2. In consideration for TEAM's agreement to race in each of the races, and in consideration of TEAM's providing promotional benefits through advertising on the second race car and other below enumerated promotional services, CART agrees to pay TEAM the sum of One Million ($1,000,000.00) Dollars during the 2003 race season. The payments will be made in twenty (20) equal installments. The payments shall be made during the week following each of the races in the race season. If there are less than twenty (20) races in the race season, the monies remaining after the last race of the season shall be paid in a lump sum.

      3. TEAM understands that the payment of the funds set forth in paragraph 2 above is intended to supplement TEAM's revenue so that TEAM has enough funding to field a team during the Race year. In the event that TEAM receives net sponsorship revenue that totals more than Six Million Five Hundred ($6,500,000.00) Dollars, TEAM will reimburse CART fifty (50%) percent of all excess amounts until CART has been reimbursed the amount set forth in paragraph 2 above. For purposes of this Agreement, net sponsorship revenue shall include all amounts given to TEAM under this Agreement and the Entrant Support and Participation Agreement and


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         reduced by commissions paid and out of pocket expenses required by the sponsorship contract. In addition, any refund to CART will be reduced by expenses incurred by TEAM under paragraph 5. So long as this Agreement remains in effect, and for a period of one (1) year thereafter, TEAM agrees to maintain complete and accurate books and records containing information necessary to calculate the amount of sponsorship funds connected. Upon at least ten (10) days written notice by CART, TEAM shall allow its books and records to be examined and audited by CART at reasonable times.

      4. TEAM agrees to abide by all the rules and regulations of CART and the series including but not limited to execution of the Entrant Support and Participant Agreement.

      5. TEAM agrees that it shall provide the following promotional services to
         CART:

         A. CART Sponsor will be designated as an Associate Sponsor provided such CART Sponsor does not conflict with sponsor of TEAM unless this requirement is waived by TEAM.

         B. Identification Elements - These items will be provided for in 2003:

            (i) Logo identification on the team transporters; in a location as determined by TEAM

            (ii) Logo identification on the fire suits and uniforms; in a location as determined by TEAM

            (iii) Website link to CART.com

         C. Signage

            (i) A maximum four spaces on the second race car, on both sides of the front nose and if available, in the sole discretion of the TEAM, on portions of the sidepod top and the engine cowling.

            (ii)  Logo on Team/Driver Uniforms

                  a. Driver's race suit
                  b. Driver's cap - CART Sponsor signage displayed on the side or back of the cap. Any changes initiated by CART after the initial cap order will be at CART's expenses.
                  c. Driver's "off track" clothing - CART Sponsor displayed on driver's casual wear, at CART Sponsor expense.
                  d. Crew helmets - CART Sponsor signage displayed in a location as determined by TEAM


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                  e. Crew fire suits
                  f. Crew caps - CART Sponsor signage displayed on the side or back of the cap. Any changes initiated by CART after the initial cap order will be at CART's expense.

            (iii) Logo on team equipment

                  a. CART Sponsor logo on scoring stand, refueling station, and other team pit equipment as reasonably acceptable to TEAM
                  b. CART Sponsor logo on team transporters - Color and design of graphics on team transporters determined by TEAM

            (iv)  Pit banner signage during race events, based on availability

            (v) Provided such does not interfere with TEAM activities, TEAM will provide Driver appearances for CART Sponsors at CART Sponsor designated locations for PR purposes and autographs totaling 8 appearances for all CART Sponsors during the racing season. If the location is away from the race track or test track CART Sponsor will reimburse TEAM for Drivers travel expenses

            (vi)  Coordinated Public Relations Program

                  a. Sponsor recognition in all interviews; print, television, radio, and digital mediums
                  b. Usage of driver/car/team for advertising needs
                  c. Media releases announcing team and sponsorship activities
                  d. Recognition on web page as an associate sponsor
                  e. Associate sponsor recognition on all Team printed material.
                     After initial printing any changes are at CART's expense.
                  f. Dedicated Public Relations department

         D. Team must supply hospitality, race tickets and credentials for CART Sponsor and its guests as set forth below:

            (i) A reasonable number of motor home invitations at all CART races

            (ii) Two (2) annual credentials per sponsor, with a maximum of 6 in total

            (iii) Two (2) grandstand tickets per sponsor at each event with a maximum of four in total for the season.


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      6. The term of this Agreement shall commence upon the date both parties have executed this Agreement and shall continue until the end of the 2003 Race Year unless terminated prior thereto pursuant to the terms hereof.

      7. TEAM will not disclose, publish or disseminate confidential information (which shall be defined as the terms of this Agreement) to anyone other than those of their employees, attorneys and accountants with a need to know and TEAM agrees to take such reasonable precautions as may be necessary to prevent any unauthorized use, disclosure, publication, dissemination of confidential information which shall include the terms of this Agreement. In the event TEAM violates the provisions of this paragraph, CART has the right to declare this Agreement null and void and TEAM shall be required to refund any monies paid through that date. Further, any press releases or public statements regarding the relationship of the parties must be approved by CART.

      8. The parties acknowledge the importance of each party's reputation, good will and public image and, accordingly, agree to maintain and enhance such image by restraining from taking any action contrary to the best interest of either party, or detracting from the reputation of either party. Each party shall refrain from making any statements about the other party that adversely affects, casts in an unfavorable light, or otherwise maligns the business or reputation of such other party or any of its principals.

      9. TEAM will maintain throughout the length of this Agreement, commercial general liability insurance (including but not limited to advertising liability and contractual liability coverage applicable to the terms of the indemnification provisions of this Agreement) covering claims for personal and bodily injury, and property damage arising out of the staging and performance of the races, with limits of at least Three Million ($3,000,000.00) Dollars combined single limit per occurrence. Each party shall specifically name CART as an additional insured.

     10. TEAM agrees to indemnify, defend and hold harmless CART and any sponsor's of CART whose logo may appear on TEAM's car from and against any and all expenses, damages, claims, suits, actions, judgments, and costs, including reasonable attorneys' fees arising out of or in connection with the running of a car in any race during the Race year. CART will have the Sponsor hold the TEAM harmless regarding any advertising disseminated by the Sponsor.

     11. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana. If a dispute arises under this Agreement which cannot be resolved first through good faith negotiations, such dispute shall be submitted to arbitration and resolved by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall take place at the office of the American Arbitration Association located in Indianapolis, IN. The award of decision rendered by the arbitrator shall be final, binding


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         and conclusive and judgment may be entered upon such award by any court. This provision shall survive the termination and/or expiration of this Agreement.

     12. This writing constitutes the entire Agreement between the parties hereto regarding the subject matter hereof and may not be changed or modified except by a writing signed by the party or parties to be changed thereby.

     13. This Agreement does not constitute and shall not be construed as a consulting, partnership or joint venture between TEAM and CART. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third party.

     14. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

     15. This Agreement has been jointly drafted by the respective representatives of CART and TEAM and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing the Agreement.

     16. It is hereby understood and agreed to by CART and TEAM that any statement or notice required to be given hereunder shall be deemed given if mailed, certified mail, return receipt requested to the following addresses:

         If to CART: CART, Inc.
                     5350 Lakeview Parkway South Drive
                     Indianapolis, IN  46268
                     Attn: J. Carlisle Peet, III

         If to TEAM: Newman/Haas Racing
                     500 Tower Pkwy.
                     Lincolnshire, IL  60069
                     Attn: Carl A. Haas

     17. This Agreement may be terminated in the event that:

         (i) Either party to this Agreement files a petition in bankruptcy or a petition in bankruptcy is filed against either party to this Agreement that is not removed within thirty (30) days from the date such petition is filed; a general assignment of either party's assets is


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               made for the benefit of creditors; or CART dissolved or
               liquidates pursuant to Delaware state law or otherwise.

         (ii) Either party to this Agreement breaches any of the material representations, warranties or covenants contained in this Agreement, which breach is not cured by the breaching party within thirty (30) days after receiving written notice of such breach from the other party.

         If the Agreement is terminated by TEAM pursuant to the terms of this Paragraph 17, TEAM shall be entitled to retain all sums paid to it by CART through the date of termination.

         If the Agreement is terminated by CART pursuant to the terms of this Paragraph 17, CART shall be entitled to immediately terminate any future payments to TEAM.

     18. Titles to articles, paragraphs and subparagraphs are for information purposes only and shall not be considered a substantive part of the Agreement.

     19. This Agreement and any subsequent amendments may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any subsequent amendments may be signed and delivered by facsimile transmission, which delivery shall have the same binding effect as delivery of the document containing the original signature. At the request of any party, any document delivered by facsimile signature shall be followed by or re-executed by all parties in original form, provided that the failure of any party to do so will not invalidate the signature delivered by facsimile transmission.

     20. In the event that any provisions of this Agreement are found to be invalid or unenforceable by any court of competent jurisdiction, such provision may be deemed severed and any such finding shall not invalidate or render unenforceable any other provisions hereof.

     21. Each party shall comply with all governmental laws, ordinances, and regulations applicable to the performance of this Agreement over which said party has jurisdiction and control.

     22. This Agreement may be unilaterally terminated by CART in the event CART is unable to field eighteen (18) entrants in the 2003 Race Year or in the event CART ceases to sanction races during the Race Year. In the event of such termination, this Agreement shall be null and void with no further obligations or liability on the part of either party. It is further agreed and understood that this Agreement must be approved by the Board of Directors of CART's parent company.


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     23. CART acknowledges that one of the indirect owners of TEAM is a current member of the Board of Directors of Championship Auto Racing Teams, Ltd., a Delaware corporation ("CHAMP"), CART's parent corporation. CART, for itself and on behalf of CHAMP, acknowledges that Carl A. Haas has excluded himself from voting on the decision making process with regard to, whether or not CART should enter into a program to offer sponsorship money to various Teams. Furthermore, CART, for itself and on behalf of CHAMP, acknowledges that Carl A. Haas has not been involved in any of the negotiations on behalf of CART or CHAMP with regard to the transaction proposed under this Agreement and that the substance of the transaction contemplated by this Agreement is similar to those offer to other Teams. CART, for itself and on behalf of CHAMP, acknowledges that at all times, Haas has disclosed the fact that he has an interest in TEAM and that he would not be involved in the decision on behalf of CART or CHAMP to enter into this Agreement. By approving this Agreement, the Board of Directors of CHAMP specifically acknowledge and agree to the terms of this paragraph.


                                         CART, Inc.

                                         By:____________________________________

                                         Its:___________________________________


                                         NEWMAN/HAAS RACING

                                         By:____________________________________

                                         Its:___________________________________